Exhibit (g)(2)

CONSENT TO ASSIGNMENT

This Consent to Assignment relates to the Custodian Services Agreement between DundeeWealth Funds (formerly BHR Institutional Funds) (the “Trust”) and PFPC Trust Company (“PFPC Trust”) dated October 25, 2006 (the “Agreement”).

By signing this Consent to Assignment, the Trust consents to PFPC Trust’s assignment of the Agreement (including assignment of PFPC Trust’s rights relating to the Agreement (including fee arrangements relating to the Agreement) and delegation of PFPC Trust’s duties relating to the Agreement) to PFPC Trust’s affiliate, The Bank of New York Mellon (“BNY Mellon”), effective April 11, 2011.

In performing the services set forth in the Agreement, in satisfaction of the provision in Section 18 of the Agreement that an assignee of the Agreement agree to “comply with all relevant provisions of the 1940 Act” BNY Mellon agrees to comply with the provisions of Section 3 of the Agreement.

DundeeWealth Funds

By:	/s/ John H. Leven

Name:	John H. Leven

Title:	Treasurer

PFPC Trust Company

By:	/s/ Edward A. Smith, III

Name:	Edward A. Smith, III

Title:	Vice President and Senior Director

The Bank of New York Mellon

By:	/s/ Kenneth C. Roehner

Name:	Kenneth C. Roehner

Title:	Managing Director

Dated:	April 7, 2011